EXHIBIT 99.1


              WESTWOOD ONE COMPLETES ACQUISITION OF METRO NETWORKS
            BOARD OF DIRECTORS APPROVES STOCK REPURCHASE PROGRAM AND
                        NAMES THREE ADDITIONAL DIRECTORS

CULVER CITY, CA, SEPTEMBER 23,1999 -- Westwood One, Inc. (NYSE:WON) and Metro Networks, Inc. (NASDAQ:MINT) today announced the completion of the acquisition of Metro Networks by Westwood One, following approval of the companies' stockholders at meetings held yesterday. Metro Networks is now a wholly-owned subsidiary of Westwood One.

Each outstanding share of Metro Common Stock was converted in the merger into the right to receive 1.5 shares of Westwood One Common Stock.

Boston Equiserve has been retained by Westwood One to serve as Exchange Agent. Letters of Transmittal, together with instructions for their use, are expected to be provided promptly to Metro stockholders.

Westwood One also today announced that its Board of Directors has approved a $200 million share repurchase program. The authorization includes both open market purchases as well as private transactions, from time to time. The repurchased shares will be acquired for general corporate purposes. Under the Company's previous share repurchase program, the Company repurchased, during the period from 1996 to date, an aggregate of 7,400,000 shares of its Common Stock at a cost of approximately $177,400,000.

Westwood One also announced that David Saperstein, the former Chairman and Chief Executive Officer of Metro, Dennis Holt, a former director of Metro, and Joel Hollander, the President and Chief Executive Officer of Westwood One, have joined the Board of Directors of Westwood One. Other action taken at the Westwood One annual meeting of stockholders yesterday included the re-election of Steven A. Lerman and Gerald Greenberg as directors of Westwood One, with terms expiring in 2002, and the approval of Westwood One's 1999 Stock Incentive Plan.

Westwood One provides over 150 news, sports, music, talk, entertainment programs, features, live events and 24/7 Formats. Metro Networks/Shadow Broadcast Services, both subsidiaries of Westwood One, provide information services to the radio and TV industries including traffic, news, weather and sports reporting and content. Westwood One including Metro Networks/Shadow Broadcast Services, serves more than 7,500 radio stations. Westwood One, is managed by Infinity Broadcasting Corporation.

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             Press Contact: Farid Suleman Westwood One 212/314-9215